                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 _____________

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                        (AMENDMENT NO. ____________)(1)




                               VOYAGER.NET, INC.
       ----------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
       ----------------------------------------------------------------
                         (Title of Class of Securities)


                                   92906W101
       ----------------------------------------------------------------
                                 (CUSIP Number)


                                 JULY 21, 1999
       ----------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [_] Rule 13d-1(c)

          [x] Rule 13d-l(d)

----------------------

  (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  CUSIP NO.  92906W101               13G                     Page 2 of 6 Pages
             ---------                                       -----------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
      Christopher P. Torto

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5    Christopher P. Torto          1,994,000
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    N/A

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7    Christopher P. Torto          1,994,000
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    N/A

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    1,994,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11    6.3%


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12    IN


------------------------------------------------------------------------------

  CUSIP NO.  92906W101               13G                     Page 3 of 6 Pages
             ---------                                       -----------------

ITEM 1(a).   NAME OF ISSUER:

             Voyager.net, Inc.
             ------------------------------------------------------------------

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             4660 South Hagadorn Road, Suite 320, East Lansing, Michigan 48823
             ------------------------------------------------------------------

ITEM 2(a).   NAME OF PERSON FILING:

             Christopher P. Torto
             ------------------------------------------------------------------


ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             4660 South Hagadorn Road, Suite 320, East Lansing, Michigan 48823
             ------------------------------------------------------------------

ITEM 2(c).   CITIZENSHIP:

             United States
             ------------------------------------------------------------------

ITEM 2(d).   TITLE OF CLASS OF SECURITIES:


             Common Stock
             ------------------------------------------------------------------


ITEM 2(e).   CUSIP NUMBER:

             92906W101
             ------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

  (a) [_] Broker or dealer registered under Section 15 of the Exchange Act.

  (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

  (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

  (d) [_] Investment company registered under Section 8 of the Investment Company Act.

  (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

  CUSIP NO.  92906W101               13G                     Page 4 of 6 Pages
             ---------                                       -----------------

(f)     [_] AN EMPLOYEE BENEFIT PLAN OR ENDOWMENT FUND IN ACCORDANCE WITH RULE
            13d-1(b)(1)(ii)(F);

(g)     [_] A PARENT HOLDING COMPANY OR CONTROL PERSON IN ACCORDANCE WITH RULE
            13d-1(b)(1)(ii)(G);

(h)     [_] A SAVINGS ASSOCIATION AS DEFINED IN SECTION 3(b) OF THE FEDERAL
            DEPOSIT INSURANCE ACT;

(i)     [_] A CHURCH PLAN THAT IS EXCLUDED FROM THE DEFINITION OF AN INVESTMENT
            COMPANY UNDER SECTION 3(c)(14) OF THE INVESTMENT COMPANY ACT;

(j)     [_] GROUP, IN ACCORDANCE WITH RULE 13d-1(b)(1)(ii)(J).


ITEM 4.  OWNERSHIP.

  (a)  Amount beneficially owned:

       1,994,000
       ---------

  (b)  Percent of class:

       6.3%
       ----

  (c) Number of shares as to which such person has:

     (i) Sole power to vote or to direct the vote 1,994,000
                                                  ---------

     (ii) Shared power to vote or to direct the vote   none
                                                       ----

     (iii) Sole power to dispose or to direct the disposition of   1,994,000
                                                                   ---------

     (iv) Shared power to dispose or to direct the disposition of  none
                                                                   ----


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

  CUSIP NO.  92906W101               13G                     Page 5 of 6 Pages
             ---------                                       -----------------

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of a Group

         Not applicable.

Item 10. Certification

         Not applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              February 14, 2000
                                              ----------------------------------
                                                           (Date)

                                              /s/ Christopher P. Torto
                                              ----------------------------------
                                                         (Signature)

                                               Christopher P. Torto
                                              ----------------------------------
                                                         (Name/Title)